Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 7, 2007 relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in Covansys Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.
BDO Seidman, LLP
Grand Rapids, Michigan
March 7, 2007